e21 Golf Secures $2.4 M Private Equity Financing

Press Release

TORONTO - June 19, 2007, -- Element 21 Golf Company (“e21”) (OTC BB: EGLF & Frankfurt (FWB): BJQ) the manufacturer of advanced Scandium Alloy golf equipment, announced today that it has completed a $2.4 million private equity funding. One private equity funding is for $2 million, which has been received from the current Preferred B share holders. The $400,600 private equity funding was received from other individuals and entities.

With regard to the $2 million dollar private equity funding, E21 issued 117,648 shares of its Series B Convertible Preferred Stock at a per share price of $17.00 and warrants to purchase an aggregate of 11,764,800 shares of e21’s Common Stock to two private investors in exchange for a $2 million investment in the Company. Each share of Series B Convertible Preferred Stock is initially convertible into 100 shares of e21’s Common Stock, resulting in a Common Stock price per share to the investors of $0.17. Each investor received one warrant at the closing, to purchase 5,882,400 shares of e21’s Common Stock at an exercise price of $0.19 per share, expiring June 11, 2008.

For the additional $400,600 investment, e21 issued 2,356,471 shares of e21 Common Stock at $0.17 price per share and one warrant for each share of Common Stock issued, with a warrant price set at $0.19. The warrants are exercisable for one year.

Dr. Nataliya Hearn, e21 CEO commented that this funding will be used to increase recognition of e21 Scandium Metal with golfing consumer, as e21 has already succeeded in having Scandium recognized by the manufacturers, OEMs and key retailers.

DR. Hearn further said, “This additional influx of funds from current and new investment groups indicates a real vote of confidence in e21 product, business strategy, management and successes over the last year. We launched a golf ball into space, we build up inventory, opened over 250 accounts and began selling the best product the golf industry has ever seen. Our growing pains bear remarkable similarities with the introduction of Titanium in the 1990’s. e21 Scandium technology and business platforms have shown quantitative advantages over Titanium. The fact that the investors are coming in at above market price speaks loud and clear of e21 short and long term potential. e21 team has commitment to succeed.”.

About Element 21 Golf Company:

Element 21 Golf Company is a Delaware company trading on the OTCBB and the Frankfurt Stock Exchange (FWB) with offices in New Jersey, USA and Toronto, Canada. e21 holds the exclusive right to manufacture golf products using it’s proprietary e21 Scandium Metal Alloy. Simply put, e21 clubs are using next-generation technology that delivers marked improvements in distance, consistency, accuracy and feel over any of the most popular products in the $5.5 billion U.S. golf equipment marketplace.

Based on this superior performance, a number of high profile golf professionals have switched to or have begun testing e21’s Eagle One shafts in recent months.
e21 Scandium Metal Alloy is the secret behind this advanced performance. Originally developed for advanced aeronautics in jet fighters such as the MiG, it is 55% lighter and offers a 25% greater strength-to-weight advantage over Titanium alloys, the current standard in the golf equipment industry. e21 Scandium Metal Alloys allows greater freedom to move more weight to the perimeter of the club face in woods and hybrids than any other metal, resulting in a significantly larger sweet spot than any other club head. Additionally, e21 Scandium Metal Alloy shafts are almost perfectly symmetrical at 99.5-99.9%, compared to 60-78% typical in graphite shafts and 80-85% for steel.
e21 Golf - Better Science. Better Performance.

Forward-Looking Statements.
Statements in this release, other than statements of historical fact, may be regarded, in certain instances, as “forward-looking statements” pursuant to Section 27A of the Securities Act of 1933 and Section 21B of the Securities Exchange Act of 1934, respectively. “Forward-looking statements” are based on expectations, estimates and projections at the time the statements are made, and involve risks and uncertainties which could cause actual results or events to differ materially from those currently anticipated, including but not limited to delays, difficulties, changed strategies, or unanticipated factors or circumstances affecting e21 and its business. A number of these risks and uncertainties are described in e21’s periodic reports filed with Securities and Exchange Commission. There can be no assurance that such forward-looking statements will ever prove to be accurate and readers should not place undue reliance on any such forward-looking statements contained herein, which speak only as of the date hereof. e21 undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
Company Contacts:

Investor Relations
Element 21 Golf Company
(416) 362-2121
investors@e21golf.com
http://www.e21Golf.com

Sales (no investor related calls please)
Element 21 Golf Company
1-888-365-2121
sales@e21golf.com
http://www.e21Golf.com

General Media Inquiries and further information
Jocelyn Mercer
Manager, Media Relations
Element 21 Golf Company
(416) 362-2121 ext. 105
Jocelynm@e21golf.com

Media members interested in testing shafts or receiving e21 products for editorial review can contact:

The Media Group
Joe Wieczorek or Bart Henyan
1-847-956-9090
joe@themediagroupinc.com
bart@themediagroupinc.com

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Source: Element 21 Golf Company